Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Non-Employee Directors’ Compensation Plan of Apache Corporation of our reports dated March 10, 2006, with respect to the consolidated financial statements of Apache Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2005, Apache Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Apache Corporation, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
ERNST & YOUNG LLP
Houston, Texas
June 14, 2006